EXHIBIT 10.18

Settlement Agreement dated October 8, 2004 between
James and Naomi Stock, Plaintiffs, and United Liberty
Life Insurance Company

IN THE COURT OF COMMON PLEAS
BUTLER COUNTY, OHIO

JAMES STOCK AND NAOMI STOCK, On Behalf of Themselves and All Others Similarly Situated	Case No. CV-0-06-1171

Plaintiffs,	SETTLEMENT AGREEMENT
v.
UNITED LIBERTY LIFE INSURANCE COMPANY,
Defendant.

_________________

        This Settlement Agreement (the “Agreement”) is entered into by and among James and Naomi Stock (“Plaintiffs”), in their individual and representative capacities, on the one hand, and United Liberty Life Insurance Company (“United Liberty” or “ULL”), on the other hand, through their respective, duly authorized counsel.

R E C I T A L S

          A.     On June 7, 2000, Plaintiffs filed a class action complaint captioned Stock v. United Liberty Life Insurance Company, Case No. CV-0-06-1171, in the Court of Common Pleas, Butler County, Ohio (hereinafter referred to as the “Action”).

          B. In the complaint, Plaintiffs have asserted class claims relating to United Liberty’s failure to credit dividends as stated in Certificates of Participation issued along with its “Five Star” series of policies. For example, the “Class Allegations” asserted in the Complaint allege, among other things, that the following common issues exist: (1) whether United Liberty breached its contracts with Plaintiffs and Class Members by failing to pay 25% of its net gain from operations annually in the form of dividends to Plaintiffs and Class Members; (2) whether United Liberty breached its obligation of good faith and fair dealing by engaging in conduct that induced Plaintiffs and Class Members to purchase Five Star fully participating life insurance policies from United Liberty by promising to pay them 25% of the company’s net gain from operations in the form of dividends; (3) whether Plaintiffs and Class Members are entitled to declaratory relief, injunctive relief, or other equitable relief against United Liberty; (4) whether Plaintiffs and Class Members are entitled to an award of punitive damages; and (5) whether Plaintiffs and Class Members have sustained damages and the proper measure of damages.

          C.     United Liberty has denied the allegations of Plaintiffs’ Complaint and, in particular, has denied that (1) common issues exist; (2) the Certificate of Participation was or became part of the contract between it and Plaintiffs and Class Members; (3) United Liberty breached any contractual obligations to Plaintiffs and Class Members; (4) United Liberty’s conduct amounts to bad faith; (5) United Liberty was unjustly enriched; and (6) Plaintiffs and Class Members are entitled to compensatory or punitive damages.

          D.     On June 29, 2001, as modified on March 26, 2002, the Court certified a class of owners of United Liberty’s “Five Star” policy owners defined as follows:

          All persons who (a) purchased a Five Star fully participating life insurance policy with at least a $5,000 face amount from United Liberty Life Insurance Company; (b) received a Certificate of Participation; (c) whose policy was still in force in 1993; and, (d) who purchased a Five Star policy in the State of Ohio.

          E.     Counsel for Plaintiffs have conducted a thorough examination and evaluation of the relevant law and facts to assess the merits of Plaintiffs’ claims and potential claims and to determine how best to serve the interests of Plaintiffs and the Class (as defined below).

          F.     In the course of its examination and litigation against United Liberty, counsel for Plaintiffs has reviewed documents, and deposed officers and employees of United Liberty. In addition, Plaintiffs’ counsel have retained and consulted with an expert(s) concerning the merits of Plaintiffs’ claims and defenses raised by United Liberty.

          G.     With the consent of the Court, the Parties have engaged the services of a mediator to assist in the negotiation and finalization of the terms of this Agreement.

           H. Based upon the discovery, investigation and evaluation of the facts and law relating to the matters alleged in the pleadings, Plaintiffs and counsel for Plaintiffs and the Class have agreed to settle this Action pursuant to the provisions of this Agreement after considering such factors as: (1) the benefits to Plaintiffs and the Class under the terms of this Agreement; (2) the attendant risks and uncertainty of litigation, especially in complex actions such as this, as well as the difficulties and delays inherent in such litigation; and (3) the desirability of consummating this Agreement promptly, in order to provide relief to Plaintiffs and the Class.

          I. Plaintiffs and their counsel have determined that this Agreement is fair, reasonable and adequate because it provides substantial benefits to the Class and is in the best interests of the Class.

          J.     United Liberty expressly denies any wrongdoing alleged in the pleadings and does not admit or concede any actual or potential fault, wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against it in this Action, but considers it desirable for the Action to be settled and dismissed because this Agreement will: (1) provide benefit to United Liberty’s present and former policyholders; (2) avoid further disruption of the management and operation of United Liberty’s business due to the pendency and defense of the Action; (3) put Plaintiffs’ claims and the underlying matters to rest; and (4) avoid the substantial expense, burdens and uncertainties associated with continued litigation of those claims.

        NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and between the Plaintiffs and United Liberty, acting in good faith and subject to the approval of the Court pursuant to Ohio Rule of Civil Procedure 23, that all class claims alleged against United Liberty in the Action as identified in recital “B” above with respect to United Liberty’s Five Star Policies during the class period be, and hereby are, compromised, settled, released and discharged in accordance with the terms and conditions set forth below.

THE SETTLEMENT

          In consideration of the respective covenants and undertakings set forth below, the Plaintiffs and United Liberty (together, the “Parties”) agree as follows:

          1.    Recitals Incorporated: The foregoing Recitals are hereby incorporated by reference as part of the settlement between the Parties.

          2.     Effective Date: This Agreement shall become effective upon its execution by all parties hereto, which may be done in counterparts in accordance with paragraph 21 below.

          3.     Class Certification For Settlement Purposes Only: The Plaintiffs had previously moved for certification of a nationwide class of policy owners under Civ. R. 23(b)(2) and (b)(3). The Court thereafter certified a class of Ohio policy owners under Civ. R. 23(b)(3). The Parties have agreed to request that the Court certify for settlement purposes only the following class (the “Class” or the “Class Members”) under Civ. R. 23(b)(1) or (b)(2):

ALL PERSONS WHO (a) PURCHASED A FIVE STAR FULLY PARTICIPATING LIFE INSURANCE POLICY FROM UNITED LIBERTY LIFE INSURANCE COMPANY; (b) RECEIVED A CERTIFICATE OF PARTICIPATION; AND (c) WHOSE POLICY WAS STILL IN FORCE IN 1993.

          4.     Dividend Reimbursement: United Liberty will pay to Class Members up to an aggregate amount of $500,000 representing a portion of the past dividend payments which did not equal 25% of United Liberty’s net gain from operations (the “Dividend Reimbursement”) for the years 1993 — 2000. This aggregate amount will be divided among Class Members in proportion to the dividend actually credited to each Class Member’s Five Star Policy for the years 1993 — 2000.

          A.    Terminated Policies. For all Five Star policies that are terminated as of the date that this Agreement is executed, United Liberty will make one payment of the Dividend Reimbursement to each Class Member within sixty days (60) after all appellate rights have expired on the Final Approval Order.

          B.     In Force Policies. For all Five Star policies owned by the members of the Class and in force as of the date this Agreement is executed, United Liberty will make the Dividend Reimbursement in three (3) annual installments so long as the Class Member (i) has a Five Star policy in force when the installment is paid; or (ii) elects the Policy Exchange Option discussed below and maintains that policy in force when the installment is paid. In either case, the Dividend Reimbursement installment will be credited to the Class Members’ in force policy. The first installment of the Dividend Reimbursement will be paid sixty days (60) after all appellate rights have expired on the Final Approval Order and subsequent installments will be paid on the anniversary of that date. In the event that a class member allows their Five-Star policy to lapse before all of the installment payments are made and that class member does not convert to the Exchange policy referenced in Paragraph 6 below, the remaining installments will revert to United Liberty.

          C.     Value. The estimated maximum value of the Dividend Reimbursement to Class Members is $500,000.00.

           5.     Five Star Premium Reduction. For all Five Star policies in force when all appellate rights have expired on the Final Approval Order, owned by the members of the Class as of that date and who do not elect the Policy Exchange Option, United Liberty will guarantee a reduction in the premium payable on the Five Star policy so long as it remains in force. In 1993 United Liberty voluntarily reduced the premiums payable on all Five Star policies but maintained that it retained the right to increase the premium to the higher amount stated in the contract. If this settlement becomes final, United Liberty has agreed not to increase the premium to the higher premium stated in the contract and has also agreed to further reduce current annual premium by an amount equal to $1.75 per thousand of face amount.

          A.     Value. The estimated total present value of the Five Star Premium Reduction to Class Members is approximately $2.5 million assuming all Five Star policy owners retain their policy.

          6.     Policy Exchange Option. For all Five Star policies owned by the Class Members and in force when all appellate rights on the Final Approval Order have expired, United Liberty will permit the Class Member to exchange his or her Five Star policy for a newly issued universal life insurance policy offered by Citizens Security Life Insurance Company, the parent company of United Liberty (hereinafter, the “Exchange Policy”). If this option is elected, the Five Star Policy will be surrendered and a new Exchange Policy will be issued. The features of the Exchange Policy will include the following:

  The Exchange Policy will carry an initial specified amount of $25,000 and this amount may be increased in $10,000 increments with evidence of insurability.
  The Exchange Policy utilizes Commissioners 1980 Standard Ordinary Mortality Tables.
  The accumulation account of the Exchange Policy will be credited with a minimum guaranteed annual interest rate of 4%.
  The full value of any cash value accumulated in the Class Member’s Five Star policy will be transferred to the accumulation account of the Exchange Policy.
  The Exchange Policy will be a “guaranteed to issue” universal life insurance policy issued by Citizens Security.
  The Exchange Policy will be issued using limited underwriting and an abbreviated policy application (form number U-85 SS).
  The Exchange Policy will not include a Certificate of Participation.
  The Exchange Policy carries a new two (2) year contestability provision and new surrender charges.
  The exchange will be accomplished through a §1035 tax-free exchange.

          A.     Value. The estimated cost to United Liberty to provide this benefit is $226,000 assuming 20% of in force policy owners elect the Policy Exchange Option.

           7.     Cancellation of the Certificate of Participation. As of the date that all appellate rights have expired on the Final Approval Order, the Certificate of Participation originally issued with any Five Star policy issued to a Class Member or any amended or supplemental Certificate of Participation issued while any Five Star policy issued to a Class Member was in force shall be rescinded and cancelled and shall hereafter be deemed null and void. United Liberty agrees to determine and allocate dividends on any Five Star policies that remain in force according to generally accepted actuarial standards.

          8.      Incentive Award: If approved by the Court, in addition to the benefits to which they are entitled as Class Members, United Liberty shall pay James and Naomi Stock (the “Class Representatives”) an additional five thousand dollars ($5,000.00) each as an incentive award for their participating as class representatives in the Action. These incentive awards will be paid separately by United Liberty and will not reduce any benefit provided for the Class.

          9.      Class Counsel Fees And Costs: Plaintiffs’ counsel will apply for, and United Liberty will not object to, Plaintiffs’ counsel receiving an award of attorneys’ fees and expense reimbursements in an amount not to exceed $315,000. This amount will be paid separately by United Liberty and will not reduce any benefit provided for the Class or Class Representatives as provided for above. The attorneys’ fees set forth herein will be paid by United Liberty within ten (10) business days after any and all appeal rights regarding the Final Approval Order have been exhausted.

          10.      Settlement Administration: All administrative costs of the Settlement, including but not limited to printing and copying charges for all notices, vouchers, and other such documents, postage, envelopes, and all other costs of administration, will be paid by United Liberty. The Settlement itself shall be administered jointly by Plaintiffs’

counsel and United Liberty. In addition to notices mailed to Class Members, the parties will utilize the existing class action website (www.ULLClassAction.com) to disseminate information to Class Members concerning this settlement.

           11.      No Other Financial Obligations On United Liberty: United Liberty shall not be liable or obligated to pay any fees, expenses, costs or disbursements to, or incur any expense on behalf of, any person, either directly or indirectly, in connection with this Action, this Agreement, or this Settlement, other than the amount or amounts expressly provided for in this Agreement.

           12.     Release: Plaintiffs and all Class Members, individually and as a Class, for themselves, their attorneys, spouses, executors, representatives, heirs, successors, and assigns, in consideration of the relief set forth in this Agreement, fully and finally release United Liberty, its parents, subsidiaries, and affiliates and all of its present and former officers, directors, shareholders, employees, agents, attorneys, sales representatives, sales agents, and independent brokers, and their successors and assigns (“Releasees”), from any and all past and/or present claims, complaints, or causes of action that were raised in the Action on a class basis, including, but not limited to, any claim or cause of action that refers or relates to United Liberty’s failure to pay dividends in accordance with a Certificate of Participation, including claims for breach of contract, bad faith, estoppel, or unjust enrichment. The foregoing release (the “Release”) is not intended to and does not relate to any other claims that may arise in the future with respect to United Liberty’s conduct regarding the administration of the Exchange Policy or the Five Star policies.

           13.     Procedure For Implementation Of Settlement: After it has been fully executed, the Parties shall present this Agreement, including all attached exhibits, to the Court for a “preliminary approval.” Plaintiffs shall file a Motion for Preliminary Approval, which will seek entry of the Preliminary Approval Order in substantially the same format as the document attached hereto as Exhibit A. The Parties will request that the Court direct that the Notice of Settlement in the form attached hereto as Exhibit B be sent to the members of the Class and conduct a Final Approval Hearing (“Fairness Hearing”) approximately ninety (90) days after Notice is sent to the Class Members. If there is an appeal from the Final Approval Order, the parties’ obligations under this Agreement will be stayed until (a) all appellate proceedings are finally resolved and subject to no further review, and (b) any appeals are resolved in such a manner as to permit the consummation of the Settlement effected by this Agreement in accordance with all of its terms and provisions.

          14.      Final Approval and Final Approval Order: After the Fairness Hearing, and upon the Court’s approval of this Agreement, the Parties shall seek and use their best efforts to obtain from the Court a Final Approval Order substantially similar to the form attached as Exhibit C to this Agreement. The Final Approval Order shall, among other things:

          A.     Find that the Court has personal jurisdiction over all Class Members and that the Court has subject matter jurisdiction to approve this Agreement and all exhibits thereto;

           B.     Approve this Agreement and the proposed settlement as fair, reasonable and adequate, and consistent and in compliance with the applicable provisions of the

United States Constitution, as to, and in the best interests of, each of the Parties and the Class Members; direct the Parties and their counsel to implement and consummate this Agreement according to its terms and provisions; and declare this Agreement to be binding on, and have res judicata and preclusive effect in all pending and future lawsuits or other proceedings encompassed by the Release maintained by or on behalf of, Plaintiffs and all other Class Members, as well as their heirs, executors and administrators, successors and assigns;

          C.     Finally certify the Class under Civ. R. 23(b) for settlement purposes only;

          D.     Find that the Class Notice and the notice methodology implemented pursuant to this Agreement (i) constitute the best practicable notice, (ii) constitute notice that is reasonably calculated, under the circumstances, to apprise Class Members of the pendency of the Action, their right to object to the proposed settlement and to appear at the Fairness Hearing, (iii) are reasonable and constitute due, adequate and sufficient notice to all persons entitled to receive notice, and (iv) meet all applicable requirements of Civ. R. 23, the Due Process Clause of the United States Constitution, and the Rules of the Court;

          E.    Find that Plaintiffs and Plaintiffs’ Counsel adequately represented the Class for purposes of entering into and implementing the settlement;

          F.    Dismiss the Action on the merits and with prejudice, without fees or costs to any party except as provided in this Agreement;

          G.     Incorporate the Release set forth in paragraph 12, make the Release effective as of the date of the Final Approval Order, and forever discharge the Releasees from any claims or liabilities arising from or related to the claims and causes of action within the scope of the Release;

          H.     Bar and permanently enjoin all Class Members from filing, commencing, prosecuting, intervening in, or participating (as class members or otherwise) in, any lawsuit in any jurisdiction based on or relating to the claims and causes of action within the scope of the Release set forth in paragraph 12 of this Agreement;

          I.     Authorize the Parties, without further approval from the Court, to agree to and adopt such amendments, modifications and expansions of this Agreement and all exhibits attached hereto as (i) shall be consistent in all material respects with the Final Order and Judgment or (ii) do not limit the rights of Class Members;

          J.    Authorize United Liberty, at its sole discretion but in consultation with Plaintiffs’ Counsel and without approval from the Court, to implement the settlement;

          K.    Without affecting the finality of the Final Order and Judgment for the purposes of appeal, retain jurisdiction as to all matters relating to administration, consummation, enforcement and interpretation of this Agreement and the Final Approval Order, and for any other necessary purpose; and

          L.    Incorporate any other provisions not inconsistent with the foregoing principles in any material respect as the Court deems necessary and just.

          15.     Integration And Drafting: The Parties agree that this Agreement was drafted by counsel for the Parties at arm’s length and sets forth the entire agreement among the Parties with respect to its subject matter, and that no parol or other evidence may be offered to explain, construe, contradict, or clarify its terms, the intent of the

Parties or their counsel, or the circumstances under which the Agreement was made or executed. The Parties further agree that no party shall be deemed to have drafted this Agreement.

          16.     Modification, Court Approval, Extensions: This Agreement is not subject to modification without the written consent of all Parties and approval of the Court; provided, however, that, after entry of the Final Approval Order, the Parties may by agreement effect such modification of this Agreement and its implementing documents (including all exhibits hereto) without notice to or approval by the Court if such changes are consistent in all material respects with the Court’s Final Approval Order or do not limit the rights of Class Members. The Parties also reserve the right, subject to the Court’s approval, to make any reasonable extensions of time that might be necessary to carry out any of the provisions of this Agreement.

          17.      Termination Of Agreement: This Agreement will terminate at the sole option and discretion of United Liberty or Plaintiffs if: (i) the Court, or any appellate court(s), rejects, modifies or denies approval of any portion of this Agreement or the proposed settlement that the terminating party in its (or their) sole judgment and discretion reasonably determines is material; or (ii) the Court, or any appellate court(s), does not enter or completely affirm, or alters or expands, any portion of the Final Approval Order, as described herein or any of the Court’s findings of fact or conclusions of law, that the terminating party in its (or their) sole judgment and discretion believes is material. The terminating party must exercise the option to withdraw from and terminate this Agreement, as provided in this paragraph no later than twenty (20) days after receiving notice of the event described in this paragraph. If the Agreement is terminated, then the Agreement, its terms, and its exhibits will not be admissible in any further or different proceedings.

          18.     Exhibits: All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made a part of this Agreement.

          19.      Waiver: The waiver by any Party of any breach of this Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent, or contemporaneous, of this Agreement.

          20.     Authorization Of Signatories: Robert R. Sparks represents that (i) he is authorized to enter into this Agreement on behalf of the Plaintiffs and any other attorneys who have represented or who now represent Plaintiffs, and (ii) they are seeking to protect the interests of the entire Class. Walter Jones represents that he is authorized to enter into this Agreement on behalf of United Liberty and any attorneys who have represented or who now represent United Liberty in this Action.

          21.     Agreement Executable In Counterparts: This Agreement may be executed in any number of actual or telecopied counterparts and by each of the different Parties on several counterparts, each of which when so executed and delivered shall be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached to one such original and shall constitute one and the same instrument.

          22.     Confidentiality: The Parties and their counsel agree to keep the existence and contents of this Agreement and all related negotiations confidential until the date on which Class Notice is first mailed to the Class; provided, however, that this subsection shall not prevent the disclosure of such information, prior to the date on which Class Notice is first mailed to the Class, to regulators, rating agencies, financial analysts, Producers, or any other person or entity (such as experts, and/or courts) to whom the Parties agree disclosure must be made in order to effectuate the terms and conditions of this Agreement.

          23.     Use Of Settlement: In no event shall the Settlement Agreement, any of its provisions or any negotiations, statements or court proceedings relating to them in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in the Action, any other action, or in any judicial, administrative, regulatory or other proceedings, except in a proceeding to enforce this Agreement. Without limiting the foregoing, neither this Agreement or any related negotiations, statements or court proceedings shall be construed as, offered as, received as, used as or deemed to be evidence or an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity, including but not limited to United Liberty, or as a waiver by United Liberty of any applicable defense, including without limitation any applicable statute of limitation, or as a waiver by Plaintiffs or the Class of any claims, causes of action or remedies.

          24.      Notice: Whenever this Agreement requires or contemplates that one Party shall or may give notice to the other, notice shall be provided by facsimile and/or next-day (except Sunday) express delivery service as follows:

If to United Liberty, then to:
Walter M. Jones
Wyatt, Tarrant & Combs, LLP
500 West Jefferson Street
Louisville, KY 40202-2898
PH: (502) 589-5235
FAX: (502) 589-0309

If to Plaintiffs then to:
Robert R. Sparks, Esq
Parry, Deering, Futscher & Sparks, P.S.C
411 Garrard Street
Covington, KY 41012-2618
PH: (859) 291-9000
FAX: (859) 291-9300
Kathleen Knight
James Hoyer Newcomer & Smiljanich
One Urban Centre, Suite 550
Tampa, FL 33609
PH: (813) 286-4100
FAX: (813) 286-4174

          25.      United Liberty’s Denial Of Wrongdoing: United Liberty expressly denies any wrongdoing alleged in the Action and does not admit or concede any actual or potential fault, wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against it in the Action.

          26.      Plaintiffs’ Assertion Of Good Faith: Plaintiffs expressly affirm that the allegations they made in pleadings filed in the Action were made in good faith and do not admit or concede that any of the claims alleged in those complaints lack merit.

          27.     No Effect On Contract: Other than resolving and effecting a settlement of the disputed issue concerning the Class Allegations and whether the Certificate of Participation is a contract, neither this Agreement nor any of the relief to be offered under the Agreement shall be interpreted to alter in any way the contractual terms of any Policy, or to constitute a novation of the Policy.

          28.    Cooperation In Effecting Settlement: The Parties, their successors and assigns, and their attorneys undertake to implement the terms of this Agreement in good faith, to use good faith in resolving any disputes that may arise in the implementation of terms of this Agreement, and to cooperate fully with one another in seeking Court approval of this Agreement and to use their best efforts to effect the prompt consummation of this Agreement and the proposed settlement.

          29.    Conditions To Obligation To Conclude Settlement. The obligation, although not the ability, of the Parties to conclude the proposed settlement is and will be contingent upon each of the following:

          A.    Execution by the Parties of this Agreement by October 11, 2004, unless such date is extended by mutual agreement of the Parties;

          B.    Entry by the Court of the Final Approval Order, approving the settlement, from which the time to appeal has expired or which has remained unmodified after any appeal(s); and

         C.    Any other conditions stated in this Agreement.

          30.    Governing Law: This Agreement and any ancillary agreements shall be governed by, and interpreted according to, the law of the State of Ohio, excluding its conflict of laws provisions.

          31.      Forum For Enforcement Of Settlement: Any action to enforce this Agreement shall be commenced and maintained only in the Court of Common Pleas, Butler County, Ohio.

FOR PLAINTIFFS	FOR UNITED LIBERTY:
s/ Robert R. Sparks	s/ Walter M. Jones
Date: October 8, 2004	Date: October 7, 2004

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